P23000007542

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Special Instructions to Filing Officer:

J. HORNE
JUN - 5 2025

Office Use Only

900451143879

FILED
2025 MAY 29 PM 4:31

2025 MAY 29 PM 3:31

FLORIDA DEPARTMENT OF STATE
Division of Corporations

May 30, 2025

INCORPORATING SERVICES, LTD.

Please honor the original submission date as the file date thanks!

SUBJECT: VG LIFE SCIENCES, INC.
Ref. Number: P23000007542

We have received your document . However, the enclosed document has not been filed and is being returned to you for the following reason(s):

The name designated in your document is unavailable since it is the same as, or it is not distinguishable from the name of an existing entity.

Please select a new name and make the correction in all appropriate places. One or more major words may be added to make the name distinguishable from the one presently on file.

The document number of the name conflict is L03000014533.

Please return your document, along with a copy of this letter, within 60 days or your filing will be considered abandoned.

If you have any questions concerning the filing of your document, please call (850) 245-6000.

Jasmine N Horne
Regulatory Specialist III

Letter Number: 325A00011633

Please honor the original submission date as the file date thanks!

2025 JUN -2 PM 3:43

Incorporating Services, Ltd.
1540 Glenway Drive
Tallahassee, FL 32301
850.656.7956
Fax: 850.656.7953
www.incserv.com

incserv

ORDER FORM

TO Florida Department of State
The Centre of Tallahassee
2415 North Monroe Street, Suite 810
Tallahassee, FL 32303
corphelp@dos.myflorida.com
850-245-6051

FROM Melissa Moreau
850.656.7953

REQUEST DATE 5/29/2025 **PRIORITY** Regular Approval **OUR REF # (Order ID#)** 1380563

ORDER ENTITY
VG LIFE SCIENCES, INC.

PLEASE PERFORM THE FOLLOWING SERVICES:
VG LIFE SCIENCES, INC. (FL)

File the attached amendment

NOTES:
$35.00 Authorized

RETURN/FORWARDING INSTRUCTIONS:
ACCOUNT NUMBER: I20050000052

Please bill the above referenced account for this order.

If you have any questions please contact me at 656-7956,

Sincerely,

Please bill us for your services and be sure to include our reference number on the invoice and couner package if applicable. For UCC orders, please include the thru date on the results.

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF VG LIFE SCIENCES, INC.

Paul Strickland, being the Secretary and Solde Director of VG LIFE SCIENCES, INC., a corporation (the "**Corporation**") duly organized under the Florida Corporation Business Act (the "**Act**"), does hereby certify that the Amendment herein to the Articles of Incorporation were adopted by the Board of Directors of the Corporation on May 27, 2025 as follows:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Corporation's Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by striking the Article thereof numbered "ARTICLE I" in its entirety and replacing said Article so that, as amended, it shall be and read as follows:

"ARTICLE I- NAME"

The name of the Corporation shall be: SB TECHNOLOGY HOLDINGS, INC.

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by striking the Article thereof numbered "ARTICLE IV" in its entirety and replacing said Article so that, as amended, it shall be and read as follows:

"ARTICLE IV- SHARES"

Section IV.1. **Authorized Shares**. The total number of shares of capital stock which the Corporation shall have authority to issue at any one time is Forty Billion One Hundred Million shares (40,100,000,000) shares, consisting of 40,000,000,000 shares of common stock, $.0001 par value per share (the "**Common Stock**"); and One Hundred Million (100,000,000) shares of preferred stock, $.0001 par value per share (the "**Preferred Stock**").

Section IV.2. **Common Stock**. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock registered in their name on the books of the Corporation on all matters submitted to a vote of shareholder except as the right to exercise such vote may be limited by the provisions of these Restated Articles or of any class or series of Preferred Stock established hereunder. The holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors from time to time, provided that required dividends, if any, on the Preferred Stock have been paid or provided for. In the event of the liquidation, dissolution, or winding up, whether

voluntary or involuntary of the Corporation, the assets and funds of the Corporation available for distribution to shareholders, and remaining after the payment to holders of Preferred Stock of the amounts (if any) to which they are entitled, shall be divided and paid to the holders of the Common Stock according to their respective shares.

Section IV.3. **Reverse Stock Split**. Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Florida, a 1-for-20,000 reverse stock split for each share of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action of the part of the holders thereof occur (the "***Reverse Stock Split***"). The par value of the Common Stock shall remain $0.0001 per share. This conversion shall apply to all shares of Common Stock. No fractional shares of common stock will be issued to any shareholder in connection with the reverse stock split and all fractional shares which might otherwise be issuable as a result of the reverse stock split will be rounded up to the nearest whole share.

Section IV.4. All certificates representing shares of Common Stock outstanding immediately prior to the filing of this Certificate of Amendment shall immediately after the filing of this Certificate of Amendment represent instead the number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Corporation, and upon such surrender the Corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Certificate of Amendment. Shares of Common Stock that were outstanding prior to the filing of this Certificate of Amendment, and that are not outstanding after and as a result of the filing of this Certificate of Amendment, shall resume the status of authorized but unissued shares of Common Stock.

Section IV.6. **Preferred Stock**. The Preferred Stock may be created and issued in one or more classes or series at such time or times and for such consideration as the Board of Directors of the Corporation may determine, from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given. Each class or series shall be so designated as to distinguish the shares thereof from the shares of all other classes and series.

Section IV.7 **Series A Preferred Stock**. A series of authorized Preferred Stock is hereby created having the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof are hereby fixed, as follows:

(a) Designation, Par Value and Number. The designation of the series of Preferred Stock created hereby shall be "Series A Preferred Stock" (the "**Series A Preferred Stock**") and the number of shares constituting the Series A Preferred Stock shall be One Hundred Million (100,000,000) shares, par value $.0001 per share. In

accordance with the terms hereof, each share of Series A Preferred Stock shall have the same relative rights as, and be identical in all respects with each other share of Series A Preferred Stock.

(b) Voting. In addition to the rights provided by law, Each share of Series A Preferred shall have Super Voting rights of 10,000 votes at any meeting for each 1 share of Series A Preferred held as of the record date for a vote or, if no record date is specified, as of the date of a vote and shall be entitled to vote on all matters submitted to the shareholders for a vote, voting together as a single class with the Common Stock and other securities that vote together with the Common Stock. The holders of the Series A Preferred Stock shall be entitled to notice of all meetings of shareholders and the rights related to voting in accordance with the Act and the Bylaws of the Corporation.

(c) Conversion. Each share of Series A Preferred may be converted into 1 shares of common stock (1:1) conversion rate

(i) The right to convert rests solely upon the Board of Directors of the Company

(d) Dividends. Each holder of Series A Preferred shall be paid twice the amount of dividends issued by the Company to common stockholders on a pro rata basis with the number of Series A Preferred shares held.

(e) Liquidation Preference.

(i) General. In the event of any sale of all or substantially all of the assets of the Corporation, a sale of the Corporation, a dissolution, liquidation, bankruptcy, reorganization or other wind-down of the Corporation, whether voluntary or otherwise (a "**Liquidation Event**"), after payment or provision for payment of the Corporation's debts and other liabilities, the holders of the Series A Preferred Stock, on a pro rata basis, shall be entitled to receive, prior and in preference to any distribution or payment made to the holders of any of the issued and outstanding shares of Common Stock, out of the Corporation's remaining net assets, an aggregate amount equal to $4,000,000.

(ii) Insufficient Funds. If, upon the occurrence of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation and preferences or other rights granted to the holders of the Series A Preferred Stock, the remaining net assets and funds of the Corporation legally available for distribution to shareholders by reason of their ownership of stock of the Corporation shall be insufficient to pay the liquidation preference of the holders of the Series A Preferred Stock, then no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation and the entire assets and funds of the Corporation legally available for distribution to shareholders by reason of their ownership of stock of the

Corporation shall be distributed pro rata among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(f) Registration. The holders of the Series A Preferred Stock shall have a right of first refusal to participate in or purchase stock in any registration statement filed by the Corporation.

(g) Transfer. Subject to compliance with federal, state or jurisdictional securities laws, the Series A Preferred Stock are freely assignable and transferable by the holder.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice Pursuant to Section 607.0704 of the Florida Business Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with Sections 607.0205 and 607.0206 of the Florida Business Corporation Act on May 27, 2025.

IN WITNESS WHEREOF, VG LIFE SCIENCES, INC., has caused this Certificate to be signed by its duly authorized officer this 28th day of May, 2025.

VG LIFE SCIENCES, INC

By: *_/s/ Paul Strickland*
Paul Strickland
Secretary & Sole Director